Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER FISCAL 2021 RESULTS

CINCINNATI, OHIO August 6, 2021 (GLOBE NEWSWIRE) – Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the third quarter ended June 30, 2021.

Third Quarter 2021 Highlights (Comparison to Third Quarter Fiscal 2020):

•	Consolidated net revenues of $63.5 million, down 25% year-over-year, but up 31% from pre-pandemic third quarter fiscal 2019

•	Diagnostics segment net revenues increased 44% year-over-year to $31.2 million

•	Life Science segment net revenues decreased 49% year-over-year to $32.3 million

•	Re-Submitted Emergency Use Authorization (“EUA”) with U.S. Food and Drug Administration (“FDA”) for Revogene® SARS-CoV-2 assay

•	Launched Lyo-Ready master mixes for loop-mediated isothermal amplification (“LAMP”) technology

•	Launched Air-Dryable™ master mixes for saliva and plant-based samples

•	Completed remediation of quality system at Billerica manufacturing site – October 2017 FDA warning letter closed

Jack Kenny, Chief Executive Officer, commented, “This quarter is a great demonstration that while Meridian’s performance accelerated during the COVID-19 pandemic, it is not dependent on a resurgence of the pandemic to have a strong business going forward. We have been preparing for a post-pandemic world and this quarter clearly shows the positive direction the business is headed.”

Third Quarter Fiscal 2021 Results (Comparison to Third Quarter Fiscal 2020)

Consolidated net revenues for the third quarter of fiscal 2021 decreased 25% to $63.5 million, compared to $84.8 million last year. We believe that a meaningful year-over-year comparison is challenging to understand, since the third quarter of fiscal 2020 was the peak quarter of the COVID-19 pandemic for that fiscal year. Compared to the pre-pandemic period, third quarter of fiscal 2019, consolidated net revenues are up 31%.

Diagnostics segment net revenues were up 44% year-over-year but were negatively impacted by recent supply chain issues and product recall activities related to our LeadCare® products, which resulted in backorders of approximately $1.5 million at the end of the quarter. Life Science segment net revenues were down 49% year-over-year, reflecting the negative impact of the continued reduction in demand for reagents associated with COVID-19 testing, as reported widely across the industry. Also, of note, we had a backorder of approximately $1.0 million affecting our Life Science segment revenues at the end of the quarter related to core (non-COVID-19 related) immunoassay blocking-reagent products. Included within Life Science segment net revenues is an estimated $14.5 million in net revenues from COVID-19 related products, with approximately $12.5 million in molecular products and $2.0 million in immunological products. This implies core Life Science segment net revenues were up approximately 15% year-over-year.

Reported operating income for the third quarter of fiscal 2021 was $15.7 million, down 55% from the prior year, reflecting the lower revenue levels for the quarter. Compared to the pre-pandemic period, third quarter of fiscal 2019, reported operating income is up 143%. Operating expenses included: (i) lower research and development spending in the Diagnostics segment; (ii) lower incentive compensation expenses; (iii) lower acquisition-related expenses associated with the fiscal 2020 Exalenz transaction; and (iv) a downward adjustment in the fair value of the contingent consideration related to the fiscal 2019 GenePOC transaction. On an adjusted basis, operating income was $12.9 million for the third quarter of fiscal 2021, a margin of 20% (see non-GAAP financial measure reconciliation below), down from $30.4 million and a margin of 36% in the prior year.

Financial Condition

At June 30, 2021, cash and cash equivalents were $70.0 million and the Company had $110.0 million of borrowing capacity under its $160.0 million commercial bank credit facility. The Company’s obligations under the commercial bank credit facility totaled $50.0 million as of June 30, 2021. Subsequent to the end of the quarter, on July 31, 2021, the Company closed the acquisition of the BreathTek® business from Otsuka America Pharmaceutical, Inc. for approximately $20.0 million, funded out of cash and cash equivalents on hand.

Bryan Baldasare, Chief Financial Officer, commented, “Despite being down from the COVID-19 pandemic highs, the third quarter was a strong quarter for the Company relative to pre-pandemic levels. Our balance sheet remains strong and our cash generation continues to fund opportunities with the potential to deliver strong returns for shareholders.”

Fiscal 2021 Guidance Reaffirmed with Tighter Range

Fiscal 2021 Net Revenues:

•	Consolidated $308 million to $314 million

•	Diagnostics segment $128 million to $130 million

•	Life Science segment $180 million to $184 million

Fiscal 2021 Adjusted Operating Margin: Consolidated 30% to 31%

Fiscal 2021 Adjusted Net Earnings Per Share on a Diluted Basis (“EPS”): $1.61 to $1.67 (44.1M shares)

Results for the third quarter were consistent with our expectations of reduced demand for Life Science segment reagents used in COVID-19 testing. As such, we are reaffirming the lower end of our guidance and updating with a tighter range. The guidance was further adjusted to account for the impact of the acquisition of the BreathTek® business. We expect the acquisition to be accretive to Adjusted EPS by approximately $0.01 in the fourth quarter of fiscal 2021.

This guidance reflects our current visibility into market conditions and customer order patterns for our products and our current assumptions about the impacts from the COVID-19 pandemic in the U.S. and around the globe.

Conference Call Information

Jack Kenny, Chief Executive Officer, and Bryan Baldasare, Executive Vice President and Chief Financial Officer, will host a conference call on Friday, August 6, 2021 beginning at 10:00 a.m. Eastern Time to discuss the third quarter financial results and answer questions. A presentation to accompany the quarterly financial results and related discussion will be made available within the Investor Relations section of the Company’s website, www.meridianbioscience.com, prior to the conference call.

To participate in the live call by telephone from the U.S., dial (866) 443-5802, or from outside the U.S., dial (513) 360-6924, and enter the audience pass code 3074079. A replay will be available for 14 days beginning at 1:00 p.m. Eastern Time on August 6, 2021 by dialing (855) 859-2056 or (404) 537-3406 and entering pass code 3074079.

INTERIM UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. generally accepted accounting principles (“GAAP”) basis for the interim periods of fiscal 2021 and fiscal 2020.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenues	$63,511	$84,797	$241,692	$189,514
Cost of sales	26,400	28,814	85,261	71,334

Gross profit	37,111	55,983	156,431	118,180

Operating expenses
Research and development	6,083	6,668	17,799	16,746
Selling and marketing	6,209	6,282	19,770	19,539
General and administrative	11,964	12,624	36,827	32,236
Acquisition-related costs	300	1,641	300	3,428
Change in fair value of acquisition consideration	(3,563)	(6,124)	(5,505)	(7,428)
Restructuring costs	—	93	—	620
Selected legal costs	438	134	2,695	1,189

Total operating expenses	21,431	21,318	71,886	66,330

Operating income	15,680	34,665	84,545	51,850
Other income (expense), net	(385)	208	(1,950)	(304)

Earnings before income taxes	15,295	34,873	82,595	51,546
Income tax provision	3,626	7,366	17,845	11,853

Net earnings	$11,669	$27,507	$64,750	$39,693

Net earnings per basic common share	$0.27	$0.64	$1.50	$0.93
Basic common shares outstanding	43,334	42,837	43,226	42,819

Net earnings per diluted common share	$0.26	$0.64	$1.47	$0.92
Diluted common shares outstanding	44,097	43,273	44,006	43,038

Adjusted Financial Measures (in thousands, except per share data)

(see non-GAAP financial measure reconciliation below)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Adjusted Operating income	$12,855	$30,409	$82,035	$49,659
Adjusted Net earnings	9,547	24,014	62,865	38,197
Adjusted Net earnings per diluted common share	$0.22	$0.55	$1.43	$0.89

Condensed Consolidated Balance Sheet Data (in thousands)

	June 30,	September 30,
	2021	2020
Cash and cash equivalents	$70,012	$53,514
Working capital	158,277	109,666
Long-term debt	50,000	68,824
Shareholders’ equity	322,156	247,629
Total assets	446,570	405,261

Segment Data

The following table sets forth the unaudited net revenues and segment data for the interim periods in fiscal 2021 and fiscal 2020 (in thousands):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$4,383	$3,182	$13,368	$17,259
Non-molecular assays	26,806	18,416	80,091	74,072

Total Diagnostics	31,189	21,598	93,459	91,331

Life Science
Molecular reagents	20,385	38,791	104,016	55,703
Immunological reagents	11,937	24,408	44,217	42,480

Total Life Science	32,322	63,199	148,233	98,183

Total Net Revenues	$63,511	$84,797	$241,692	$189,514

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$17,844	$9,584	$48,962	$39,644
Respiratory illness assays	3,742	5,052	12,233	23,664
Blood chemistry assays	4,254	3,364	13,006	12,508
Other	5,349	3,598	19,258	15,515

Total Diagnostics	31,189	21,598	93,459	91,331

Life Science
Americas	7,419	22,007	39,661	30,638
EMEA	15,723	26,227	70,084	41,305
ROW	9,180	14,965	38,488	26,240

Total Life Science	32,322	63,199	148,233	98,183

Total Net Revenues	$63,511	$84,797	$241,692	$189,514

OPERATING INCOME (LOSS)
Diagnostics	$2,510	$(1,783)	$3,749	$8,087
Life Science	16,129	39,305	92,015	51,564
Corporate	(2,998)	(2,849)	(11,286)	(7,832)
Eliminations	39	(8)	67	31

Total Operating Income	$15,680	$34,665	$84,545	$51,850

Geographic Regions

Americas = North and Latin America

EMEA = Europe, Middle East and Africa

ROW = Rest of World

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, operating margin, net earnings, basic net earnings per share and diluted net earnings per share, each on an adjusted basis excluding the effects of certain acquisition-related costs, changes in fair value of the acquisition consideration, restructuring costs, and selected legal costs, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic net earnings per share and diluted net earnings per share amounts reported under GAAP for the three- and nine-month periods ended June 30, 2021 and 2020.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

THIRD QUARTER AND NINE MONTH YEAR-TO-DATE

GAAP TO NON-GAAP RECONCILIATION TABLES

(In Thousands, Except per Share Data)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
Operating Expenses -
GAAP basis	$21,431	$21,318	$71,886	$66,330
Acquisition-related costs	(300)	(1,641)	(300)	(3,428)
Change in fair value of acquisition consideration	3,563	6,124	5,505	7,428
Restructuring costs	—	(93)	—	(620)
Selected legal costs	(438)	(134)	(2,695)	(1,189)

Adjusted Operating Expenses	$24,256	$25,574	$74,396	$68,521

Operating Income -
GAAP basis	$15,680	$34,665	$84,545	$51,850
Acquisition-related costs	300	1,641	300	3,428
Change in fair value of acquisition consideration	(3,563)	(6,124)	(5,505)	(7,428)
Restructuring costs	—	93	—	620
Selected legal costs	438	134	2,695	1,189

Adjusted Operating Income	$12,855	$30,409	$82,035	$49,659

Net Earnings -

GAAP basis	$11,669	$27,507	$64,750	$39,693
Acquisition-related costs *	225	959	225	2,746
Change in fair value of acquisition consideration *	(2,676)	(4,623)	(4,134)	(5,608)
Restructuring costs *	—	70	—	468
Selected legal costs *	329	101	2,024	898

Adjusted Net Earnings	$9,547	$24,014	$62,865	$38,197

Basic Earnings per Common Share -
GAAP basis	$0.27	$0.64	$1.50	$0.93
Acquisition-related costs	0.01	0.02	0.01	0.06
Change in fair value of acquisition consideration	(0.06)	(0.11)	(0.10)	(0.13)
Restructuring costs	—	—	—	0.01
Selected legal costs	0.01	—	0.05	0.02

Adjusted Basic EPS **	$0.22	$0.56	$1.45	$0.89

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
Diluted Earnings per Common Share -
GAAP basis	$0.26	$0.64	$1.47	$0.92
Acquisition-related costs	0.01	0.02	0.01	0.06
Change in fair value of acquisition consideration	(0.06)	(0.11)	(0.09)	(0.13)
Restructuring costs	—	—	—	0.01
Selected legal costs	0.01	—	0.05	0.02

Adjusted Diluted EPS ***	$0.22	$0.55	$1.43	$0.89

*	Net of tax, as applicable.
**	Three and nine months ended June 30, 2021 and three months ended June 30, 2020 do not sum to total due to rounding.
***	Nine months ended June 30, 2021 and 2020 do not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should”, “can”, “guidance” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian Bioscience, Inc. (“Meridian” or “the Company”) expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted net earnings, sales, product demand, net revenues, operating margin, other guidance and the impact of COVID-19 on its business and prospects, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which the Company’s customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process (including the currently ongoing study and other FDA actions regarding the Company’s LeadCare products). The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of future goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and net revenues. The Company can make no assurances that a material weakness in its internal control over financial reporting will not be identified in the future, which if identified and not properly corrected, could materially adversely affect its operations and result in material misstatements in its consolidated financial statements. Meridian also is subject to risks and uncertainties related to disruptions to or reductions in business operations or prospects due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as COVID-19. In addition to the factors described in this paragraph, as well as those factors identified from time to time in the Company’s filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of the Company’s most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on the Company’s forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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